Exhibit 10.10

Level One Executive Incentive Plan

Level One Executive Incentive Plan

Introduction

Level One Bank (“Level One” or the “Bank”) is committed to rewarding key employees for their contributions to Level One’s success.  The Level One Executive Incentive Plan (the “Plan”) is part of a total compensation package which includes base salary, annual incentives, long-term incentives and benefits. The Plan is designed to:

•            Communicate expectations in terms of business goals and results.

•            Recognize and reward achievement of the Bank’s annual business goals.

•            Motivate and reward superior performance.

•            Attract and retain talent needed for Level One’s success.

•            Encourage teamwork and collaboration.

•            Ensure incentives are appropriately risk-balanced.

Effective Date and Plan Administrator

The Plan is effective January 1, [       ].  The Plan Administrator is the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”).  Participation and payments under this Plan are recommended by the Committee and approved by the Board.

Performance Period / Plan Year

The performance period is January 1st through December 31st (the “Plan Year”).

Participation

The President & CEO participates in the Plan unless the Board deems otherwise.  The President & CEO recommends other executives/senior officers for approval by the Board.  New hires must be employed prior to October 1st to be eligible to participate in the Plan for the performance period.  Participants hired after that date must wait until the next calendar year to be eligible for an award under the Plan.  Eligibility begins the first full month worked.

Award Funding

To ensure dollars are available based on performance to fund the Plan, the Bank must achieve a minimum level of net income to formally fund the Plan. In addition, the Bank must sustain satisfactory regulatory requirements (e.g. asset quality, management, earnings, liquidity, and asset and liability sensitivity). If either gate/trigger is not achieved, the Plan will not activate. However, the Committee will have the ability to make discretionary awards to key performers if the Plan does not activate. This minimum level of net income is established at 65% of the annual budget approved by the Board.

Incentive Award Opportunities

Each participant is assigned an incentive award target, calculated as a percentage of base earnings for the Plan Year.  Award opportunities vary based on participant roles and are approved by the Board at the beginning of the Plan Year.

Base earnings are defined as the annual base salary at the beginning of the Plan Year ignoring any cash deferred under the Bank’s 401(k) plan, health and welfare plans or nonqualified compensation plans.  Base earnings does not include any bonuses, commissions, reimbursed expenses, employer credits or contributions to nonqualified compensation plans (other than salary reduction contributions as described above), or any additional cash or noncash compensation.

Establishment of Performance Measures, Goals, Weightings and Definitions

The President & CEO recommends to the Committee for approval by the Board the performance measures, goals, weightings and definitions at the beginning of the Plan Year.  For purposes of this Plan, these terms have the following meanings:

Performance Measures — The criteria for which awards may be paid.  Performance measures may be financial or non-financial.

Goals — Identifies the specific results required to achieve a certain level of performance.  Goals may be quantitative or qualitative.  For each performance measure, a threshold, target and superior goal is established.

•            Threshold / Trigger — is the minimum level of performance for which an award is paid.  If performance is below threshold, the payout is zero.  Performance at threshold results in a payment equal to 50% of the targeted incentive opportunity.

•            Target — is the expected level of performance.  Performance at target results in a payment equal to 100% of the targeted incentive opportunity.

•            Superior — is considered outstanding performance.  Performance at superior results in a payment equal to 150% of the participant’s targeted incentive opportunity, which is the highest amount to be paid under the Plan.

Weightings — Weightings are used to differentiate the relative importance/priority of the performance measures.  Each performance measure is weighted a minimum of 10%, and the total of all performance measures for a Plan Year equals 100%.

Definitions — Each performance measure is described at the beginning of the Plan Year.  Qualitative measures should carry, at a minimum, a general description of the criteria which will be reviewed in order to make an assessment regarding performance.

The following schedules are attached to this Plan document.  Schedules A and B are approved by the Board prior to the beginning of each performance period:

•                  Schedule A:  Participants and Incentive Award Opportunities

•                  Schedule B:  Participant’s Performance Measures, Goals and Weightings as well as Plan gate/trigger

•                  Schedule C:  Example Payout Calculation

Award Criteria

If the Bank meets or exceeds the award funding goals, award payouts are based on the executive achieving Bank and Individual/Team goals using a balanced scorecard, as attached in Schedule C.

Determination of Payout Level

At the end of the Plan Year, actual performance is compared to the established goals.  First, it is determined whether the Bank award funding was achieved.

If the award funding was achieved, Bank and Individual/Team goals are measured.  Individual incentive awards are based on a participant’s base salary and performance against the participant’s scorecard results.  Performance between threshold and target and target and superior are interpolated to reward incremental improvement.

Award Payouts

Awards will be paid no later than March 15th following the end of the Plan Year.  Awards will be paid out as a percentage of a participant’s annual base earnings as of December 31st.

Awards paid in cash are considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

Participants must be employed on a full or part-time basis at the date of payment distribution for the Plan Year in evaluation unless retired, deceased or disabled. Participants on a performance improvement plan or have an unsatisfactory performance rating at the time of payment are not eligible to receive an award.

New Hires, Reduced Work Schedules, Promotions and Transfers

New hires that meet the eligibility criteria and are hired prior to October 1st of the Plan Year will receive a pro-rated award based on the number of full months worked during the Plan Year.  New hires employed by the Bank on or after October 1st are not eligible to receive an award for the current Plan Year.

Participants that are promoted or change roles where the participant becomes eligible or ineligible for an award or experience a change in incentive opportunity will be paid out on a pro-rated basis using their status and the effective date of the promotion or role change.  Award amounts will be calculated using the participant’s base earnings and the incentive target for the applicable period.

Participants that have an approved leave of absence are eligible to receive a pro-rated award calculated using their time in active status as permitted by the Family Medical Leave Act or other applicable state and federal laws and regulations.

Termination of Employment

To encourage retention, a participant must be an active employee of the Bank at the time of incentive payment distribution in order to receive an award (please see exceptions for death, disability and retirement below).  Participants who terminate employment during the Plan Year or in the following plan year prior to the incentive payment distribution will not be eligible to receive an award.  Participants who have given notice of resignation during the Plan Year are not eligible to receive an award.

Death, Disability or Retirement

If a participant ceases to be employed by the Bank due to disability as defined under the Bank’s long-term disability program, his/her cash incentive award for the Plan Year will be pro-rated to the date of termination.

In the event of death, the Bank will pay to the participant’s estate the pro rata portion of the cash award that had been earned by the participant during his/her period of employment.

Individuals who retire, defined as the date in which the Participant attains age 65, are eligible to receive a cash incentive payout if they are actively employed through October 1st of the performance period.

Plan Documentation

Each participant will receive documentation at the beginning of the Plan Year indicating their target payout level and their specific performance measures, weightings and goals for the Plan Year.  Each participant will also receive a copy of this Plan Summary and any subsequent changes upon becoming a Plan participant.

Administration

The Plan is authorized by the Board and administered by the Committee.  The Plan will be reviewed annually to ensure proper alignment with Level One’s business objectives.  The Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration of the Plan.  Any determination by the Committee will be final and binding on all participants.  The Committee retains the rights as described below to amend or modify the Plan at any time.

Plan Changes or Discontinuance

The Bank has developed the Plan on the basis of existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Committee may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time.  Examples of substantial changes may include mergers, dispositions or other corporate transactions, changes in laws or accounting principles or other events that would in the absence of some adjustment, frustrate the intended operation of this arrangement.

The Committee may, at its sole discretion, waive, change or amend the Plan as it deems appropriate.

No Entitlement to Incentive Compensation

Each Plan participant is eligible for a distribution under the Plan only upon attainment of certain performance objectives defined under the Plan and after the approval of the award by the Board of Directors.

Participants Rights not Assignable

Any participant awards shall not be subject to assignment, pledge or other disposition, nor shall such amounts be subject to garnishment, attachment, transfer by operation of law, or any legal process. Nothing contained in this Plan shall confer upon any employee any right to continued employment, nor does the Plan affect the right of Level One to terminate a Plan participant’s employment.  Participation in the Plan does not confer rights to participation in other Bank plans, including annual or long-term incentive plans, non-qualified retirement or deferred compensation plans or other perquisite plans.

Clawback

In the event that an award payout is due to error, omission or fraud (as determined by the Plan Administrator), each participant shall reimburse the Bank for part or the entire incentive award made to such participant on the basis of having met or exceeded specific targets for performance periods.  For purposes of this policy, (i) the term “incentive awards” means awards under this Level One Executive Incentive Plan, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of Level One; and (ii) the term participant means current or former employees who have participated in the Level One Executive Incentive Plan.  The Bank may seek to reclaim incentives within a three-year period of the incentive payout.  Reimbursement may be fulfilled through reductions in compensation or other payments to the participant.

Non Solicitation

As a condition of this incentive plan, Participant agrees for a period of twelve (12) months from the date of termination of participant’s employment with Level One Bank not to directly or indirectly solicit competitive business from any client or customer of the organization (including any potential client of Level One Bank that was contacted, solicited, or served by Participant or about which Participant received confidential information while participant was employed by Level One Bank), nor for the same period of time, will participant perform services or accept any business, competitive with that of Level One Bank, directly or indirectly from any of the customers and clients described above, which involves Participant performing similar functions or acting in a similar capacity as when employed with Level One Bank.

Participant also agrees so long as employed by Level One Bank and for a period of twelve (12) months after leaving for any reason whatsoever, not to directly or indirectly recruit, solicit, or otherwise induce or attempt to induce any employee of Level One Bank to terminate his or her employment with the Company or otherwise to act contrary to the interests of Level One Bank.

Risk Mitigation

Level One seeks to appropriately balance risk with financial rewards in the Plan design and implementation. The compensation arrangements in this Plan are designed to be sufficient to incent participants to achieve approved strategic and tactical goals while at the same time not be excessive or lead to material financial loss to the Bank.

Awards may be reduced or eliminated if after a review of the Bank’s performance, the Board considers it imprudent to provide awards under this Plan.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Bank’s interpretation expressed by the Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment.  In addition, any incentive compensation as provided by this Plan to which the employee would otherwise be entitled will be revoked or if paid, be obligated to repay any incentive award earned during the award period in which the wrongful conduct occurred regardless of employment status.

Severability

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

Choice of Law

The Plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of Michigan, except to the extent preempted by federal law.

Plan Approval

IN WITNESS WHEREOF, the parties have executed and approved the Plan effective as of [               ].

Company

[Executive]

This Plan is proprietary and confidential to Level One and its employees and should not be shared outside the organization other than as required by executive compensation reporting and disclosure requirements.